As filed with the United States Securities and Exchange Commission on November 26, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

EQONEX LIMITED
(Exact Name of Registrant as Specified in Its Charter)

_____________________

Singapore	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Suites 1206-1209, Level 12
Three Pacific Place
1 Queen’s Road East, Wanchai
Hong Kong
+852 2248 0600
(Address and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

 _____________________

 Diginex Limited 2020 Omnibus Incentive Plan

Diginex Limited Option Scheme
(Full title of the plans)

_____________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(Name and Address of Agent for Service)
302-738-6680
(Telephone Number, Including Area Code, of Agent for Service)

_____________________

Copies to:
Gillian Emmett Moldowan, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York, 10022
(212) 848-4000

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, without par value (3)	3,617,000	$4.29	$15,498,845	$1,437
Ordinary Shares, without par value (4)	5,600,000	$4.29	$23,996,000	$2,224
TOTAL	9,217,000		$39,494,845	$3,661

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional ordinary shares (the “Ordinary Shares”), of Eqonex Limited (formerly known as Diginex Limited) (the “Registrant”) which, as a result of share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration, are issued in accordance with the provisions of either the Diginex Limited 2020 Omnibus Incentive Plan (the “Omnibus Plan”) or the Diginex Limited Option Scheme.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices of the Ordinary Shares on The Nasdaq Stock Market LLC on November 23, 2021.
(3)	The Ordinary Shares of the Registrant being registered relate to awards to be undertaken in the future, with such terms and vesting conditions, as applicable, to be determined in accordance with the provisions of the Omnibus Plan.
(4)	The Ordinary Shares of the Registrant being registered relate to awards issued for options to purchase Ordinary Shares granted in accordance with the provisions of the Form of Option Agreement, which have nil exercise prices.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*
Item 2.	Registrant Information and Employee Plan Annual Information.*
*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is incorporating by reference into this Registration Statement the filings listed below and any additional documents that the Registrant has or may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except the Registrant is not incorporating by reference any information furnished to, rather than filed with, the SEC (to the extent not required to be incorporated herein):

•	the Registrant’s Annual and Transition Report of Foreign Private Issuers on Form 20-F filed with the SEC on June 30, 2021 containing the Registrant’s audited consolidated financial statements for the fiscal years ended March 31, 2020 and March 31, 2021; and
•	the description of the Registrant’s Ordinary Shares and warrants contained in the Registration Statement on Form F-3, as filed with the SEC on October 10, 2020, as amended, including any amendment or report filed for the purpose of updating such descriptions.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Singapore Companies Act specifically provides that the Registrant is allowed to purchase and maintain for any officer insurance against any liability attaching to such officer in respect of any negligence, default, breach of duty or breach of trust in relation to the Registrant or indemnify such officer against liability incurred by the officer to a person other than the Registrant except when the indemnity is against (i) any liability of the officer to pay a fine in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (ii) any liability incurred by the officer (1) in defending criminal proceedings in which he or she is convicted, (2) in defending civil proceedings brought by the Registrant or a related company of the Registrant in which judgment is given against him or her or (3) in connection with an application for relief under specified sections of the Singapore Companies Act in which the court refuses to grant him or her relief.

In cases where, inter alia, an officer is sued by the Registrant, the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from the consequences of their negligence, default, breach of duty or breach of trust. However, Singapore case law has indicated that such relief will not be granted to a director who has benefited as a result of his or her breach of trust. In order for relief to be obtained, it must be shown that: (i) the director acted reasonably; (ii) the director acted honestly; and (iii) it is fair, having regard to all the circumstances of the case including those connected with such director’s appointment, to excuse the director.

Pursuant to the Singapore Companies Act, any provision (whether in the constitution, contract or otherwise) purporting to exempt a director (to any extent) from any liability attaching in connection with any negligence, default, breach of duty or breach of trust in relation to the Registrant will be void except as permitted under the Singapore Companies Act. Nevertheless, a director can be released by the shareholders of the Registrant for breaches of duty to the Registrant, except in the case of fraud, illegality, insolvency and oppression or disregard of minority interests.

The Registrant’s constitution currently provides that, subject to the provisions of the Singapore Companies Act, every director, auditor, secretary or other officer of the Registrant shall be entitled to be indemnified by the Registrant against all liabilities incurred by him or her in the execution and discharge of his or her duties and where he or she serves at the request of the Registrant as a director, officer, employee or agent of any subsidiary or affiliate of the Registrant or in relation thereto including any liability by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Registrant and in which judgment is given in his or her favor (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court, provided that there is no conflict with the Singapore Companies Act and every other act for the time being in force concerning companies and affecting the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.
Exhibit No.	Description
4.1	Constitution of Diginex Limited (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (File No. 001-39600) filed with the SEC on June 30, 2021).
4.2	Amended and Restated Constitution of Diginex Limited (incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F (File No. 001-39600) filed with the SEC on June 30, 2021).
4.3	Amended Constitution of EQONEX Limited (incorporated by reference to Exhibit 3.1 of the Form 6-K (File No. 001-39600) filed with the SEC on October 25, 2021).
4.4	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of the Form S-1 of 8i Enterprises Acquisition Corp. (File No. 333-229781) filed with the SEC on March 4, 2019).
4.5	Diginex Limited 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 20-F (File No. 001-39600) filed with the SEC on June 30, 2021).
4.6	Form of Option Agreement (incorporated by reference to Exhibit 4.6 of the Form 20-F (File No. 001-39600) filed with the SEC on June 30, 2021).
5.1	Opinion of Shook Lin & Bok LLP (filed herewith).
23.1	Consent of Shook Lin & Bok LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of UHY LLP (filed herewith).
24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that:

Paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on November 26, 2021.

EQONEX Limited

/s/ Richard Byworth
Name: Richard Byworth
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Anthony Byworth and Paul Neil Ewing, and each of them severally, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of EQONEX Limited and any subsequent registration statements related thereto (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Capacity in Which Signed	Date
/s/ Richard Anthony Byworth
Richard Anthony Byworth	Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2021

/s/ Chi-Won Yoon
Chi-Won Yoon	Chairman and Director	November 26, 2021

/s/ Paul Neil Ewing
Paul Neil Ewing	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 26, 2021

/s/ Theng Siew Lian Lisa
Theng Siew Lian Lisa	Director	November 26, 2021

/s/ Richard Michael Petty
Richard Michael Petty	Director	November 26, 2021

/s/ Paul Henry Smith
Paul Henry Smith	Director	November 26, 2021

/s/ Andrew Richard Watkins
Andrew Richard Watkins	Director	November 26, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of EQONEX Limited, in the City of Newark, State of Delaware, on November 26, 2021.

By:	/s/ Donald Puglisi
Name:	Donald Puglisi
Title:	Authorized Representative